Exhibit 99.6

House Property Certificate in People’s Republic of China

No. 2002064534 Saihan District Word Hohhot House Property Certificate

According to Chinese People’s Republic Constitution, City Real Estate Management Law, , in order to protect owner’s legal rights and interests for house, there experienced examination to be true for house listed in this certificate, which is applied for registration by owner, herein issue this certificate.

Issue Authority (stamp): Hohhot City Real Estate Management Bureau

Owner of house: Inner Mongolia Tehong Coal Co., Ltd

Nature of ownership: private owned

Address of house: Heilanbuta Village, Xibazha Countryside

Statement of house: Building 1;

Structure: mixed structure

Total Floors in Building: 3

Floor 1;

Construction Acreage: 227.21m²

Design Usage: commerce

Issue authority (stamp): Hohhot City Real Estate Bureau Real Estate Market Exchange Office

Issue date: Dec 6, 2002

Real Estate Ichnography

        Drawing No.

Stamp: Hohhot City Real Estate Bureau Real Estate Market Exchange Office

This chart is used to transact real estate.

Scale: 1:500

Scale: 1:300

No.00038226